Exhibit 3.365

CERTIFICATE OF INCORPORATION

OF

WOMAN’S HOSPITAL OF TEXAS, INCORPORATED

We, the undersigned natural persons of the age of eighteen years or more, acting as incorporators of a corporation under the Texas Business Corporation Act, do hereby adopt the following Articles of Incorporation for such corporation:

ARTICLE ONE

The name of the corporation is WOMAN’S HOSPITAL OF TEXAS, INCORPORATED.

ARTICLE TWO

The period of its duration is Perpetual.

ARTICLE THREE

The purpose or purposes for which the corporation is organized are: To engage in the transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

To purchase, lease, or otherwise acquire, to operate, and to sell, lease, or otherwise dispose of hospitals, convalescent homes, nursing homes and other institutions for the medical care and treatment of patients; to purchase, manufacture, or prepare and to sell or otherwise deal in, as principal or as agent, medical equipment or supplies; to construct, or lease, and to operate restaurants, drug stores, gift shops, office buildings, and other facilities in connection with hospitals or other medical facilities owned or operated by it.

ARTICLE FOUR

The aggregate number of shares which the corporation shall have authority to issue is one thousand (1,000) of the par value of One Dollar ($1.00) each.

ARTICLE FIVE

The corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000.00), consisting of money, labor done or property actually received, which sum is not less than One Thousand Dollars ($1,000).

ARTICLE SIX

The street address of its initial registered office is Republic National Bank Building, c/o C T Corporation System, Dallas, Texas 75201, and the name of its initial registered agent at such address is C T CORPORATION SYSTEM.

ARTICLE SEVEN

The number of directors of the corporation may be fixed by the by-laws.

The number of directors constituting the initial board of directors is three (3), and the name and address of each person who is to serve as director until the first annual meeting of the shareholders or until a successor is elected and qualified are:

NAME	ADDRESS
Jack C. Massey	One Park Plaza Nashville, Tennessee 37203

Thomas F. Frist, Jr.	One Park Plaza Nashville, Tennessee 37203

R. Clayton McWhorter	One Park Plaza Nashville, Tennessee 37203

ARTICLE EIGHT

The name and address of the incorporators are:

NAME	ADDRESS
Patricia B. Machen	1820 First National Bank Tower Atlanta, Georgia 30303

Daniel A. Sullivan	1820 First National Bank Tower Atlanta, Georgia 30303

Edna B. Bell	1820 First National Bank Tower Atlanta, Georgia 30303

IN WITNESS WHEREOF, we have hereunto set our hands, this 7th day of August, 1978.

/s/ Patricia B. Machen
Patricia B. Machen

/s/ Daniel A. Sullivan
Daniel A. Sullivan

/s/ Edna B. Bell
Edna B. Bell

STATE OF GEORGIA

COUNTY OF FULTON

I, Charles A. Coyle, a notary public do hereby certify that on this 7th day of August, 1978, personally appeared before me, Patricia B. Machen, Daniel A. Sullivan and Edna B. Bell, who each being by me first duly sworn, severally declared that they are the persons who signed the foregoing document as incorporators, and that the statements therein contained are true.

Notary Public

(Notarial Seal)

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